Exhibit 99.1

Contacts:

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Neil Maitland

The Abernathy MacGregor Group

212.371.5999

MORGANS HOTEL GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

NEW YORK, NY – February 28, 2013 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter and year ended December 31, 2012. The Company will host a conference call to review the results on Friday, March 1, 2013 at 9:00 am.

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Adjusted EBITDA was $12.7 million in the fourth quarter of 2012, a 47.9% increase over the same period in 2011 due primarily to 38.8% and 33.5% increases in EBITDA at Delano South Beach and Hudson, respectively, two of the Company’s wholly-owned hotels.

•

Operating margins at the Company’s Owned Hotels, which include Delano South Beach, Hudson and Clift, increased 700 basis points during the fourth quarter of 2012 as compared to the same period in 2011.

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Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 7.2% in actual dollars, or 6.6% in constant dollars, during the fourth quarter of 2012 from the comparable period in 2011. RevPAR for System-Wide Comparable Hotels located in the United States increased 8.3% during the fourth quarter of 2012 as compared to the same period in 2011.

•

RevPAR at the Company’s three non-comparable Morgans Hotel Group hotels, Delano South Beach, Hudson and Mondrian SoHo, increased 17.8%, 5.7%, and 11.3%, respectively, during the fourth quarter of 2012 as compared to the same period in 2011.

•	In November 2012, the Company entered into a new $180.0 million nonrecourse mortgage loan secured by Hudson.

Michael Gross, CEO of the Company, said: “In the fourth quarter we began to see increasing benefits from investments in our product and service offerings, leading to significant improvement in year-over-year EBITDA performance. At Hudson and Delano South Beach, where we completed significant renovations in 2012, results were particularly strong and operating margins were up 700 basis points in the fourth quarter. We are seeing these positive fourth quarter trends continue into 2013, with January’s System-Wide Comparable Hotels RevPAR up 18% over the prior year. Our development pipeline continues to be strong and includes eight hotels scheduled to open over the next three years, three of which are scheduled to open in early 2014. We believe these new hotels will allow us to generate increasing EBITDA margins due to a high degree of operating leverage in our model. We are confident about the year ahead and remain focused on increasing returns at our existing properties, growing our management and brand portfolio globally, and increasing shareholder value.”

Fourth Quarter 2012 Operating Results

Adjusted EBITDA for the fourth quarter of 2012 was $12.7 million, an increase of $4.1 million from the same period in 2011, due primarily to strong performances at Delano South Beach and Hudson, both of which underwent significant renovations during late 2011 and 2012. EBITDA at Delano South Beach and Hudson increased by 38.8% and 33.5%, respectively, as the Company continues to focus on market share and margin improvement. Additionally, the Company’s Adjusted EBITDA was positively impacted by a full quarter of The Light Group’s operating results.

RevPAR at System-Wide Comparable Hotels increased by 7.2% in actual dollars, or 6.6% in constant dollars, in the fourth quarter of 2012 from the comparable period in 2011. RevPAR for System-Wide Comparable Hotels located in the United States increased 8.3% during the fourth quarter of 2012 as compared to the same period in 2011.

RevPAR from the System-Wide Comparable Hotels in the Northeastern United States, which consist of Morgans, Royalton and Ames, increased by 3.2% in the fourth quarter of 2012 as compared to the same period in 2011. Each hotel in the region was affected differently by Hurricane Sandy but overall, business was strong, particularly in December 2012 with RevPAR increases of 9% or greater during the month at the Company’s comparable New York City hotels. For non-Comparable Hotels, Mondrian SoHo continues to ramp up with RevPAR increasing by 11.3% in the fourth quarter of 2012 from the comparable period in 2011, despite being closed for one week due to Hurricane Sandy. At Hudson, with all 834 guest rooms renovated, the hotel generated a 5.7% RevPAR increase during the fourth quarter of 2012, despite its restaurant being closed due to renovations.

RevPAR from the System-Wide Comparable Hotels in Miami, which consist of Mondrian South Beach and Shore Club, increased 13.2 % in the fourth quarter of 2012 as compared to the same period in 2011, driven by a 10.2% increase in occupancy. Delano South Beach, which is a non-comparable hotel in 2012, generated a 17.8% increase in RevPAR driven by a very strong December and holiday season.

The Company’s two West Coast hotels generated an 8.5% RevPAR growth in the fourth quarter of 2012 as compared to the same period in 2011, led by Mondrian Los Angeles. In London, RevPAR increased by 3.5%, or 1.4% in constant dollars, during the fourth quarter of 2012, despite the difficult economic climate.

Management fees increased by 47.5% in the fourth quarter of 2012 as compared to the same period in 2011. This increase was primarily the result of the Company’s acquisition of 90% of The Light Group in November 2011.

Operating margins at the Company’s Owned Hotels, which consist of Delano South Beach, Hudson and Clift, increased 700 basis points during the fourth quarter of 2012 as compared to the same period in 2011.

Interest expense increased by $6.9 million during the fourth quarter of 2012 as compared to the same period in 2011, primarily due to the write-off of deferred financing fees and payment of termination costs associated with the refinancing of the Hudson in November 2012.

MHG recorded a net loss of $12.3 million for the fourth quarter of 2012 compared to a net loss of $17.1 million for the fourth quarter of 2011, due primarily to improved operating margins at Delano South Beach and Hudson and a full quarter of management fee income from The Light Group.

Full Year Operating Results

For the full year 2012, Adjusted EBITDA was $22.9 million, a decline of 23.2% from 2011, primarily due to the impact of the Company’s sale of its ownership interests in Mondrian Los Angeles, Royalton, Morgans, Sanderson and St Martins Lane in 2011. For the year, RevPAR for System-Wide Comparable Hotels increased by 4.3%, or 4.6% in constant dollars, in 2012 from the comparable period in 2011, driven primarily by a 3.4% increase in average daily rate (“ADR”), or 3.8% in constant dollars. MHG recorded a net loss of $55.7 million for the year ended December 31, 2012 compared to a net loss of $85.4 million in the same period in 2011, which included approximately $21.0 million of impairment charges recognized related to the Company’s unconsolidated joint ventures.

Renovations

At Hudson, the Company spent most of 2012 renovating all the guest rooms and corridors and converting SRO units into new guest rooms. The rooms renovation was completed in September 2012. The Company also converted 32 SRO units into guest rooms during December 2012 and January 2013 at an estimated cost of approximately $150,000 per room, bringing the total number of guest rooms at Hudson to 866 as of January 31, 2013. In November 2012, MHG launched Hudson Lodge, a winter pop-up venue at the hotel’s private park. Additionally, in February 2013, the Company opened a new restaurant at Hudson, Hudson Common, which is a modern-day beer hall and burger joint featuring a wide selection of local craft beers, inventive preparations of classic American fare, and soda shop-inspired specialty cocktails. In 2012, the Company spent approximately $27.7 million on room, corridor and restaurant renovations and has spent an additional approximately $4 million to complete these projects at Hudson in 2013.

Development

In September 2012, the Company opened Delano Marrakech, which marks the beginning of the rollout of its development pipeline. MHG currently has signed management agreements for seven hotels and a license agreement for another, that are scheduled to open over the next three years, with three of these hotels scheduled to open in early 2014 – Mondrian London, Mondrian Doha and Delano Las Vegas. In addition, Mondrian Baha Mar and Delano Moscow are currently under construction.

With a strong infrastructure in place, the Company expects the incremental EBITDA margins for newly signed management agreements and hotels in its pipeline to approximate 90%.

In August 2012, the Company acquired the leasehold interests in three restaurants at Mandalay Bay in Las Vegas from an existing tenant. The Company has recently opened two of these food and beverage venues. Red Square, a premier dinner, cocktail, and nightlife destination, opened in December 2012 and Citizens Kitchen & Bar, which offers classic American comfort food, opened in January 2013. MHG is also in the process of reconcepting the third restaurant at Mandalay Bay, which it plans to introduce in the second quarter of 2013. The Light Group manages, or will manage, these restaurants.

Balance Sheet and Liquidity

MHG’s total consolidated debt at December 31, 2012, excluding the Clift lease, was $449.0 million with a weighted average interest rate of 6.07%. At December 31, 2012, MHG had $5.8 million of cash and cash equivalents and $57.9 million available under its revolving credit facility. As of December 31, 2012, total restricted cash held pursuant to certain debt or lease requirements was $21.2 million, which included $2.9 million for the completion of the Hudson SRO unit conversions and Hudson Common, all of which was released to MHG in February 2013.

In November 2012, the Company entered into a new $180.0 million nonrecourse mortgage loan secured by Hudson. The proceeds were used to retire the previous mortgage loan on Hudson of $115.0 million, repay $36.0 million of indebtedness outstanding under the Company’s credit facility, and fund reserves required under the new loan, with the remainder available for general corporate purposes. The loan bears interest at a reserve adjusted blended rate of 30-day LIBOR (with a minimum of 0.50%) plus 840 basis points and matures on February 9, 2014. The Company has a one-year extension option that will permit it to extend the maturity date to February 9, 2015, if certain conditions are satisfied at the extension date. The new mortgage loan may be prepaid at any time, in whole or in part, subject to payment of a prepayment penalty for any prepayment prior to November 9, 2013. There is no prepayment premium after November 9, 2013.

As of December 31, 2012, MHG has approximately $282.6 million of remaining federal tax net operating loss carryforwards to offset future income, including gains on asset sales. In addition, the Company has various state and local net operating losses of approximately $385.7 million, in aggregate, available to offset future taxable state or local income including gains on asset sales, to the extent available in the applicable state or local tax jurisdiction. The Company has begun a sales process for Delano in South Beach and would use the proceeds from any sale for debt reduction, growth and general working capital purposes. In addition, the Company believes it has significant value available to it in Hudson.

Guidance

Looking ahead, based on the trends the Company is seeing in its markets, MHG projects RevPAR growth at System-wide Comparable Hotels to be in the 6% to 8% range in 2013. The Company is not providing overall EBITDA guidance at this time. However, the Company believes that it could potentially add $8 to $10 million of EBITDA at Hudson in 2013 given the $6 million of EBITDA lost in 2012 due to rooms out of service, the new SRO units and the new restaurant, and that there is potential for further EBITDA growth at Hudson from the upgraded room product.

Conference Call

MHG will host a conference call to discuss the fourth quarter financial results on Friday, March 1, 2013 at 9:00AM Eastern time.

The call will be webcast live over the Internet and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 13839336. A replay of the call will be available two hours after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the conference ID is 13839336. The replay will be available from March 1, 2013 through March 8, 2013.

Definitions

“System-Wide Comparable Hotels” includes all Morgans Hotel Group hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarter and year ended December 31, 2012 and 2011 excludes Hudson and Delano South Beach, which were both undergoing renovations beginning in the third quarter of 2011 and continuing into 2012, the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which effective March 1, 2011 was no longer partially owned or managed by MHG, Mondrian SoHo, which opened in late February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, Delano Marrakech, which opened in September 2012, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, as further defined below.

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets, and the ability of our joint ventures to do the foregoing; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; our ability to perform under management agreements and to resolve any disputes; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended Ended December 31,
	2012	2011	2012	2011
Revenues :
Rooms	$31,616	$29,400	$102,546	$120,351
Food & beverage	15,471	17,037	57,496	66,253
Other hotel	1,551	1,420	5,046	6,440

Total hotel revenues	48,638	47,857	165,088	193,044
Management and other fees	6,159	4,176	24,831	14,288

Total revenues	54,797	52,033	189,919	207,332
Operating Costs and Expenses :
Rooms	8,717	8,504	31,973	37,626
Food & beverage	12,238	13,565	47,011	55,466
Other departmental	940	952	3,595	4,069
Hotel selling, general and administrative	8,720	10,328	37,055	43,629
Property taxes, insurance and other	4,288	4,339	15,819	16,475

Total hotel operating expenses	34,903	37,688	135,453	157,265
Corporate expenses :
Stock based compensation	(276)	1,698	4,513	9,082
Other	7,191	6,945	27,704	25,481
Depreciation and amortization	6,540	4,814	23,977	22,219
Restructuring and disposal costs	3,335	1,980	6,851	8,575
Development costs	1,595	1,793	5,783	5,716

Total operating costs and expenses	53,288	54,918	204,281	228,338
Operating income (loss)	1,509	(2,885)	(14,362)	(21,006)
Interest expense, net	14,650	7,731	38,998	35,514
Equity in loss of unconsolidated joint ventures	1,444	6,352	6,436	29,539
Gain on asset sales	(2,005)	(1,457)	(7,989)	(3,178)
Other non-operating (income) expenses	(282)	1,747	3,908	4,632

Pre tax loss	(12,298)	(17,258)	(55,715)	(87,513)
Income tax expense	228	406	776	929

Net loss from continuing operations	(12,526)	(17,664)	(56,491)	(88,442)
Income from discontinued operations, net of tax	—	—	—	485
Net loss	(12,526)	(17,664)	(56,491)	(87,957)
Net loss attributable to noncontrolling interest	190	547	804	2,554
Net loss attributable to Morgans Hotel Group Co.	$(12,336)	$(17,117)	$(55,687)	$(85,403)
Preferred stock dividends and accretion	(2,920)	(3,237)	(11,124)	(9,938)
Net loss attributable to common stockholders	$(15,256)	$(20,354)	$(66,811)	$(95,341)
(Loss) income per share:
Basic and diluted from continuing operations	$(0.48)	$(0.66)	$(2.13)	$(3.05)
Basic and diluted from discontinued operations	$—	$—	$—	$0.02
Basic and diluted attributable to common stockholders	$(0.48)	$(0.66)	$(2.13)	$(3.03)
Weighted average common shares outstanding - basic and diluted	31,565	30,753	31,437	31,454

Selected Hotel Operating Statistics (1)	( In Actual Dollars)			( In Constant Dollars, if different)			( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%	Year Ended Ended December 31,		%	Year Ended Ended December31,		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change	2012	2011	Change
BY REGION
Northeast Comparable Hotels (2)
Occupancy	80.7%	81.4%	-0.9%				81.2%	82.2%	-1.2%
ADR	$334.31	$321.25	4.1%				$291.16	$276.32	5.4%
RevPAR	$269.79	$261.50	3.2%				$236.42	$227.14	4.1%
West Coast Comparable Hotels (3)
Occupancy	75.2%	73.2%	2.7%				77.3%	78.1%	-1.0%
ADR	$254.07	$240.65	5.6%				$253.46	$241.09	5.1%
RevPAR	$191.06	$176.16	8.5%				$195.92	$188.29	4.1%
Miami Comparable Hotels (4)
Occupancy	71.1%	64.5%	10.2%				66.6%	64.0%	4.1%
ADR	$286.97	$279.57	2.6%				$278.68	$270.08	3.2%
RevPAR	$204.04	$180.32	13.2%				$185.60	$172.85	7.4%
United States Comparable Hotels (5)
Occupancy	75.1%	72.1%	4.2%				74.5%	74.0%	0.7%
ADR	$287.01	$276.11	3.9%				$271.90	$260.04	4.6%
RevPAR	$215.54	$199.08	8.3%				$202.57	$192.43	5.3%

International Comparable Hotels (6)
Occupancy	81.1%	77.1%	5.2%	81.1%	77.1%	5.2%	75.7%	74.9%	1.1%	75.7%	74.9%	1.1%
ADR	$391.85	$398.10	-1.6%	$386.69	$401.19	-3.6%	$403.25	$404.56	-0.3%	$403.25	$399.75	0.9%
RevPAR	$317.79	$306.94	3.5%	$313.61	$309.32	1.4%	$305.26	$303.02	0.7%	$305.26	$299.41	2.0%
System-wide Comparable Hotels (7)
Occupancy	76.2%	73.0%	4.4%	76.2%	73.0%	4.4%	74.7%	74.1%	0.8%	74.7%	74.1%	0.8%
ADR	$307.67	$299.65	2.7%	$306.66	$300.24	2.1%	$296.55	$286.71	3.4%	$296.55	$285.82	3.8%
RevPAR	$234.44	$218.74	7.2%	$233.67	$219.18	6.6%	$221.52	$212.45	4.3%	$221.52	$211.79	4.6%

(1)	Not included in the above table are the operating statistics of San Juan Water and Beach Club, which the Company ceased managing effective July 13, 2011, and Hard Rock Hotel & Casino (“Hard Rock”), which the Company ceased managing effective March 1, 2011.
(2)	Northeast Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 consists of Morgans and Royalton in New York and Ames in Boston. Hudson and Mondrian SoHo, both in New York, are non-comparable during the periods presented, as Hudson was under major renovations beginning the fourth quarter of 2011 and continuing throughout 2012 and Mondrian SoHo opened in late February 2011.
(3)	West Coast Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 consists of Mondrian Los Angeles and Clift in San Francisco. Hard Rock is non-comparable as the Company ceased managing the hotel effective March 1, 2011.
(4)	Miami Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 consists of Mondrian South Beach and Shore Club in South Beach, Florida. Delano South Beach is non-comparable for the periods presented, as the hotel was under major renovation beginning in the third quarter of 2011 continuing through March 2012. Additionally, the San Juan Water and Beach Club in Puerto Rico, which was no longer managed by MHG effective July 13, 2011, is non-comparable for the periods presented.
(5)	United States Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 consists of Morgans, Royalton, Ames, Mondrian Los Angeles, Clift, Mondrian South Beach and Shore Club. Hudson, Mondrian SoHo, Delano, and Hard Rock are considered non-comparable.
(6)	International Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 consists of Sanderson and St Martins Lane in London. Delano Marrakech is non-comparable for the periods presented, as MHG began managing it in September 2012 when the hotel opened. Additionally, Hotel Las Palapas in Mexico is non-comparable, as this hotel is not a Morgans Hotel Group branded hotel and MHG believes that the hotel operating data for this hotel does not provide a meaningful depiction of the performance of its branded hotels.
(7)	System-Wide Comparable Hotels consist of all Morgans Hotel Group hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 excludes Hudson and Delano South Beach, which were both undergoing renovations beginning in the third quarter of 2011 and continuing into 2012, Hard Rock, which effective March 1, 2011 was no longer partially owned or managed by MHG, Mondrian SoHo, which opened in late February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, Delano Marrakech, which opened in September 2012, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel.

Selected Hotel Operating Statistics (1)	( In Actual Dollars)			( In Constant Dollars, if different)			( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months			Three Months			Year Ended			Year Ended
	Ended December 31,		%	Ended December 31,		%	Ended December 31,		%	Ended December 31,		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change	2012	2011	Change
BY OWNERSHIP
Owned Comparable Hotels (2)
Occupancy	75.9%	77.6%	-2.2%				77.7%	79.5%	-2.3%
ADR	$240.85	$230.96	4.3%				$239.82	$219.96	9.0%
RevPAR	$182.81	$179.22	2.0%				$186.34	$174.87	6.6%
Joint Venture Comparable Hotels (3)
Occupancy	70.9%	64.9%	9.2%				68.0%	65.3%	4.1%
ADR	$280.95	$272.92	2.9%				$272.17	$262.17	3.8%
RevPAR	$199.19	$177.13	12.5%				$185.08	$171.20	8.1%
Managed Comparable Hotels (4)
Occupancy	80.5%	77.5%	3.9%	80.5%	77.5%	3.9%	78.6%	78.9%	-0.4%	78.6%	78.9%	-0.4%
ADR	$352.54	$346.73	1.7%	$350.43	$347.98	0.7%	$336.58	$331.48	1.5%	$336.58	$329.63	2.1%
RevPAR	$283.79	$268.72	5.6%	$282.10	$269.68	4.6%	$264.55	$261.54	1.2%	$264.55	$260.08	1.7%
System-wide Comparable Hotels (5)
Occupancy	76.2%	73.0%	4.4%	76.2%	73.0%	4.4%	74.7%	74.1%	0.8%	74.7%	74.1%	0.8%
ADR	$307.67	$299.65	2.7%	$306.66	$300.24	2.1%	$296.55	$286.71	3.4%	$296.55	$285.82	3.8%
RevPAR	$234.44	$218.74	7.2%	$233.67	$219.18	6.6%	$221.52	$212.45	4.3%	$221.52	$211.79	4.6%
Owned Hotels
Hudson (6)
Occupancy	91.5%	87.6%	4.5%				74.9%	88.0%	-14.9%
ADR	$266.62	$263.41	1.2%				$233.63	$220.23	6.1%
RevPAR	$243.96	$230.75	5.7%				$174.99	$193.80	-9.7%
Delano (6)
Occupancy	68.7%	55.8%	23.1%				67.6%	64.1%	5.5%
ADR	$535.17	$559.18	-4.3%				$494.49	$498.51	-0.8%
RevPAR	$367.66	$312.02	17.8%				$334.28	$319.54	4.6%
Clift
Occupancy	75.9%	77.6%	-2.2%				77.7%	79.5%	-2.3%
ADR	$240.85	$230.96	4.3%				$239.82	$219.96	9.0%
RevPAR	$182.81	$179.22	2.0%				$186.34	$174.87	6.6%

(1)	Not included in the above table are the operating statistics of San Juan Water and Beach Club, which the Company ceased managing effective July 13, 2011, and Hard Rock, which the Company ceased managing effective March 1, 2011.
(2)	Owned Comparable Hotels for the quarters and years ended Decemer 31, 2012 and 2011 consists of Clift in San Francisco. Hudson and Delano South Beach are non-comparable during the periods presented, as beginning in the second half of 2011 and continuing into 2012, these owned hotels were under renovation.
(3)	Joint Venture Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 consists of Mondrian South Beach, Shore Club, and Ames. Mondrian SoHo and the Hard Rock are non-comparable for the periods presented, as Mondrian SoHo opened in late February 2011 and effective March 1, 2011, the Company no longer partially owned or managed Hard Rock.
(4)	Managed Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 consists of Sanderson, St Martins Lane, Morgans, Royalton, and Mondrian Los Angeles. Managed hotels that are non-comparable for the periods presented are Delano Marrakech, which the Company began managing in September 2012, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel.
(5)	System-Wide Comparable Hotels consist of all Morgans Hotel Group hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters and years ended December 31, 2012 and 2011 excludes Hudson and Delano South Beach, which were both undergoing renovations beginning in the third quarter of 2011 and continuing into 2012, Hard Rock, which effective March 1, 2011 was no longer partially owned or managed by MHG, Mondrian SoHo, which opened in late February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, Delano Marrakech, which opened in September 2012, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel.
(6)	Beginning in the latter half of 2011 and continuing into 2012, these owned hotels were under major renovation.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we and our joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels and food and beverage venues, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:

•

Other non-operating expenses (income), such as costs associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, changes in the fair value of debt and equity instruments, miscellaneous litigation and settlement costs and other expenses that relate to the financing and investing activities of the Company;

•

Restructuring and disposal costs, which include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, and losses on asset disposals as part of major renovation projects;

•

Development costs, such as costs incurred related to development transaction costs, internal development payroll, costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

•

Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•	EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets; and

•

Gains recognized on asset sales, as we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, we believe material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA may change from prior quarters, and calculations of Adjusted EBITDA could continue to vary from quarter to quarter to reflect changing ownership interests.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and/or in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months Ended December 31,		Year Ended Ended December 31,
	2012	2011	2012	2011
Net loss attributable to Morgans Hotel Group Co.	$(12,336)	$(17,117)	$(55,687)	$(85,403)
Interest expense, net	14,650	7,731	38,998	35,514
Income tax expense	228	406	776	929
Depreciation and amortization expense	6,540	4,814	23,977	22,219
Proportionate share of interest expense from unconsolidated joint ventures	1,483	1,634	5,691	8,213
Proportionate share of depreciation expense from unconsolidated joint ventures	(261)	1,236	2,288	6,413
Proportionate share of depreciation expense of noncontrolling interests in consolidated joint ventures	—	—	—	(183)
Net loss attributable to noncontrolling interest	(353)	(547)	(1,758)	(2,757)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(27)	(345)	(3,960)	1,559

EBITDA	9,924	(2,188)	10,325	(13,496)
Add : Other non operating expense	(282)	1,747	3,908	4,632
Add : Other non operating expense from unconsolidated joint ventures	1,562	6,384	5,265	24,211
Add: Restructuring and disposal costs	3,335	1,980	6,851	8,575
Add: Development costs	1,595	1,793	5,783	5,716
Less : EBITDA from Clift, a leased hotel	(1,136)	(1,362)	(5,782)	(5,263)
Add : Stock based compensation	(276)	1,698	4,513	9,082
Less: Gain on asset sales	(2,005)	(1,457)	(7,989)	(3,178)
Less: Income from discontinued operations	—	—	—	(485)

Adjusted EBITDA	$12,717	$8,595	$22,874	$29,794

Impact of Asset Sales and Terminated Joint Venture Interests:
Sold Hotels EBITDA (1)	$—	$(608)	$—	$2,097
Sold Hotels Management Fees - Post-Sale (2)	730	657	2,749	1,850
Joint Venture Asset Sales (3)	—	1,902	—	7,943
Hard Rock Hotel & Casino EBITDA (4)	—	—	—	300
Hard Rock Hotel & Casino Management Fees (5)	—	—	—	832

Impact to Adjusted EBITDA, After Asset Sales and Hard Rock	$730	$1,951	$2,749	$13,022

(1)	Reflects the EBITDA of Mondrian Los Angeles, Royalton and Morgans, the three hotels sold by the Company in May 2011, through their respective dates of sale. This hotel EBITDA is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(2)	Reflects the management fees earned by the Company from the date of sale of each of Mondrian Los Angeles, Royalton and Morgans through the end of the periods.
(3)	Reflects the EBITDA of Sanderson and St Martins Lane, the two London hotels the Company owned through a 50/50 joint venture until November 2011, when the joint venture was sold. The amounts reflected are the Company’s 50% share of the hotels’ EBITDA. MHG continues to manage these hotels.
(4)	Reflects the EBITDA of the hotel for the period the Company owned a minority interest. Effective March 1, 2011, the Company no longer had an ownership interest in this hotel.
(5)	Reflects the management fees earned by the Company during the period it operated the hotel. Effective March 1, 2011, the Company ceased managing this hotel.

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months			Year Ended
	Ended December 31,		%	Ended December 31,		%
	2012	2011	Change	2012	2011	Change
Clift	$1,136	$1,362	-17%	$5,782	$5,263	10%
Shore Club	69	(28)	-346%	165	136	21%
Mondrian South Beach	579	710	-18%	759	1,087	-30%
Ames	39	2	1850%	177	105	69%

Owned and Joint Venture Comparable Hotels (2)	1,823	2,046	-11%	6,883	6,591	4%
Morgans (3)	—	(598)	n/m	—	(1,435)	n/m
Royalton (3)	—	(4)	n/m	—	217	n/m
Mondrian Los Angeles (3)	—	(6)	n/m	—	3,315	n/m
St Martins Lane (4)	454	1,377	-67%	(140)	5,000	-103%
Sanderson (4)	91	525	-83%	(843)	2,943	-129%

Sold Hotels	545	1,294	-58%	(983)	10,040	-110%
Total System-Wide Comparable Hotels	2,368	3,340	-29%	5,900	16,631	-65%
Hudson (5)	7,891	5,912	33%	10,992	14,142	-22%
Delano (5)	4,163	3,000	39%	13,844	13,700	1%
Hard Rock - Joint Venture (6)	—	—	n/m	—	300	n/m
Mondrian SoHo - Joint Venture (7)	626	370	69%	1,749	1,230	42%

Total Hotels	$15,048	$12,622	19%	$32,485	$46,003	-29%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.
(3)	In May 2011, MHG sold these three hotels. Information is for the period MHG owned the hotels, and is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(4)	In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Following the sale of the joint venture entity, MHG continues to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner. Amounts in 2011 represent MHG’s share of the respective hotels’ EBITDA, after management fees. Amounts in 2012 represent the respective hotels’ food and beverage EBITDA, after management fees.
(5)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation. The renovation at Delano was completed during the second quarter of 2012 and the room and corridor renovation at Hudson was completed in late September 2012.
(6)	MHG had a minority ownership interest in this hotel until March 1, 2011. Information is for the period MHG had an ownership interest in the hotel.
(7)	This hotel opened in February 2011. Information is for the period the hotel was open.

Owned Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months			Year Ended
	Ended December 31,		%	Ended December 31,		%
	2012	2011	Change	2012	2011	Change

Hudson (1)	$18,796	$17,699	6%	$53,463	$58,993	-9%
Delano (1)	6,565	5,572	18%	23,722	22,612	5%
Clift	6,255	6,129	2%	25,361	23,732	7%

Total Owned Hotels (2)	$31,616	$29,400	8%	$102,546	$105,337	-3%

Owned Hotel Revenue Analysis (In thousands, except percentages)
	Three Months			Year Ended
	Ended December 31,		%	Ended December 31,		%
	2012	2011	Change	2012	2011	Change

Hudson (1)	$21,147	$21,331	-1%	$62,279	$73,112	-15%
Delano (1)	12,192	10,392	17%	45,511	44,697	2%
Clift	9,701	9,786	-1%	37,543	36,379	3%

Total Owned Hotels (2)	$43,040	$41,509	4%	$145,333	$154,188	-6%

(1)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation. The renovation at Delano was completed during the second quarter of 2012 and the room and corridor renovation at Hudson was completed in late September 2012.
(2)	Does not include revenue from the three hotels sold in May 2011, Royalton, Morgans or Mondrian Los Angeles, for the period owned during the year ended December 31, 2011, as these hotels are no longer owned hotels.

Balance Sheets

(In thousands)

	December 31,	December 31,
	2012	2011 (1)
		(restated)
ASSETS:
Property and equipment, net	$303,689	$289,169
Goodwill	66,572	66,572
Investments in and advances to unconsolidated joint ventures	11,178	10,201
Cash and cash equivalents	5,847	28,855
Restricted cash	21,226	9,938
Accounts receivable, net	16,592	10,827
Related party receivables	5,754	4,142
Prepaid expenses and other assets	8,691	5,293
Deferred tax asset, net	78,758	78,778
Investment in TLG management contracts, net	29,469	35,254
Other, net	43,379	16,415

Total assets	$591,155	$555,444

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$538,143	$439,905
Accounts payable and accrued liabilities	34,627	36,576
Deferred gain on asset sales	141,401	148,760
Other liabilities	14,301	14,394

Total liabilities	728,472	639,635
Redeemable noncontrolling interest	6,053	5,448
Commitments and contingencies
Total Morgans Hotel Group Co. stockholders’ deficit	(149,436)	(97,463)
Noncontrolling interest	6,066	7,824

Total stockholders’ deficit	(143,370)	(89,639)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$591,155	$555,444

(1)	The 2011 balance sheet has been restated for the final purchase price allocation of the Company’s acquisiton of a 90% controlling interest in The Light Group, which was acquired in November 2011.